                                                                    EXHIBIT h(7)

                            MEMORANDUM OF AGREEMENT

     This Memorandum of Agreement is entered into as of this 17th day of December, 1999 between Short-Term Investments Co. (the "Company"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and Fund Management Company. ("FMC").

     For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and FMC agree as follows:

     The Company and FMC agree until the date set forth on the attached Exhibit "A" that FMC will limit Rule 12b-1 distribution plan payments at the rates set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Company nor FMC may remove or amend the limits to the Company's detriment prior to the date set forth on Exhibit "A." FMC will not have any right to reimbursement of any amount so limited.

     The Company and FMC agree to review the then-current limits for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such limits should be amended, continued or
terminated.   Unless the Company, by vote of its Board of Directors, or FMC terminates the limits, or the Company and FMC are unable to reach an agreement on the amount of the limits to which the Company and FMC desire to be bound, the limits will continue for additional one-year terms at the rate to which the Company and FMC mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Company and FMC agree to be bound.

     IN WITNESS WHEREOF, the Company and FMC have entered into this Memorandum of Agreement as of the date first above written.

                                 Short-Term Investments Co.,
                                 on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement

                                 By:________________________________

                                 Title:_______________________________

                                 Fund Management Company

                                 By:  ______________________________

                                 Title:  ______________________________

                                  EXHIBIT "A"
                                  -----------

                           SHORT-TERM INVESTMENTS CO.

FUND                              LIMITATION                    COMMITTED UNTIL
----                              ----------                    ---------------

Liquid Assets Portfolio

     Cash Management Class           0.08%                      June 30, 2000

     Resource Class                  0.20%                      June 30, 2000

     Private Investment Class        0.30%                      June 30, 2000

     Personal Investment Class       0.50%                      June 30, 2000

     Reserve Class                   0.80%                      June 30, 2000

Prime Portfolio

     Cash Management Class           0.08%                      June 30, 2000

     Resource Class                  0.16%                      June 30, 2000

     Private Investment Class        0.30%                      June 30, 2000

     Personal Investment Class       0.50%                      June 30, 2000

     Reserve Class                   0.80%                      June 30, 2000